Exhibit 99.1

SiriusXM Reports Record 2010 Results

•	Subscribers Grow to Record 20.2 Million
•	Revenue of $2.82 Billion, Up 14% Over 2009
•	Adjusted EBITDA of $626 Million, Up 35% Over 2009
•	Free Cash Flow of $210 Million, Up 14% Over 2009
•	2011 Guidance Expects Continued Growth

NEW YORK – February 15, 2011 – Sirius XM Radio (NASDAQ: SIRI) today announced full year 2010 financial results, including revenue of $2.82 billion, up 14% over 2009 revenue of $2.47 billion, and adjusted EBITDA of $626 million, up 35% from $463 million in 2009.

“SiriusXM’s results in 2010 were exceptional, surpassing our guidance and achieving record revenues, adjusted EBITDA and free cash flow. Our unparalleled content and the continuing improvements in the economy helped us attain a record-high subscriber base of 20.2 million. Our laser-like focus on profitable growth delivered a 35% increase in adjusted EBITDA to $626 million, and produced free cash flow of more than $200 million,” noted Mel Karmazin, Chief Executive Officer, SiriusXM.

“Our renewed contracts with Howard Stern and the NFL, as well as investments in exciting new content, ensure that our subscribers will continue to enjoy the unparalleled entertainment that has made SiriusXM the largest subscription radio company in the world,” said Karmazin. “With the outlook for improving U.S. auto sales, declining capital expenditures and the expanded functionality coming with the launch of SiriusXM 2.0, we look forward to another year of growth and strong financial performance.”

This discussion of adjusted operating results, including adjusted EBITDA, excludes the effects of stock-based compensation and certain purchase price accounting adjustments. A reconciliation of these non-GAAP items to their nearest GAAP equivalent is contained in the financial supplements included with this release.

Net subscriber additions in 2010 were 1,418,206, compared to a net subscriber loss in 2009 of 231,098. Ending subscribers as of December 31, 2010 were 20,190,964, up 8% from the 18,772,758 subscribers reported as of December 31, 2009. Subscriber acquisition cost (SAC) per gross subscriber addition was $59 in 2010, a 6%

improvement from the $63 reported in 2009. Average self-pay monthly customer churn was 1.9% in 2010, as compared with 2.0% in 2009.

Free cash flow in 2010 was $210 million, compared to $185 million in 2009. GAAP net income (loss) attributable to common stockholders for 2010 and 2009 was $43 million and ($538) million, respectively, or $0.01 and ($0.15) per diluted share, respectively. Excluding debt extinguishment and restructuring charges, our 2010 net income (loss) attributable to common stockholders for 2010 and 2009, would have been $227 million and ($238) million, respectively.

“Our strong incremental margins, combined with revenue growth and tight expense control have produced solid operating leverage, improving adjusted EBITDA by over $750 million from 2008 to 2010,” said David Frear, SiriusXM’s Executive Vice President and Chief Financial Officer. “We ended the year with $587 million of cash after the early retirement of approximately $38 million of our 3.25% Convertible Notes due 2011. Since the beginning of 2011, we have purchased another $131 million of our debt in the market. With only $104 million of debt maturing before 2013, declining capital expenditures and growing free cash flow, our financial strength and flexibility has never been better.”

FOURTH QUARTER 2010 RESULTS

Fourth quarter 2010 revenue of $736 million was up 9% from the $676 million in the fourth quarter of 2009, while fourth quarter 2010 adjusted EBITDA was $144 million, up 25% from the $115 million in the fourth quarter of 2009.

Net subscriber additions in the fourth quarter of 2010 were 328,789, versus net subscriber additions of 257,028 in the fourth quarter of 2009. Subscriber acquisition cost (SAC) per gross subscriber addition was $58 in the fourth quarter of 2010, a 9% improvement from the $64 reported in the fourth quarter of 2009. Average self-pay monthly customer churn was 1.9% in the fourth quarter of 2010, as compared with 2.0% in the fourth quarter of 2009.

Free cash flow in the fourth quarter of 2010 was $167 million, compared to $150 million in the fourth quarter of 2009. GAAP net (loss) income attributable to common stockholders for the fourth quarter of 2010 and 2009 was ($81) million and $12 million, respectively, or ($0.02) and $0.00 per diluted share, respectively. Excluding debt extinguishment and restructuring charges, our net income attributable to common stockholders for fourth quarter 2010 and 2009, would have been $64 million and $18 million, respectively.

2011 GUIDANCE

In 2011, we expect full-year revenue of approximately $3 billion. Our adjusted EBITDA is projected to approximate $715 million.

“With continuing improvements in auto sales, and self-pay churn and conversion rates for 2011 similar to our strong performance in 2010, we expect to grow our net new subscribers by another 1.4 million in 2011, continuing our track record of solid subscriber growth. We also expect this year’s free cash flow to approach $300 million,” said Karmazin.

          Subscriber Data.

          The following table contains actual subscriber data for the years ended December 31, 2010 and 2009, respectively:

	Unaudited

	For the Years Ended December 31,

	2010	2009

Beginning subscribers	18,772,758	19,003,856
Gross subscriber additions	7,768,827	6,208,482
Deactivated subscribers	(6,350,621)	(6,439,580)

Net additions	1,418,206	(231,098)

Ending subscribers	20,190,964	18,772,758

Retail	6,947,830	7,725,750
OEM	13,104,972	10,930,952
Rental	138,162	116,056

Ending subscribers	20,190,964	18,772,758

Self-pay	16,686,799	15,703,932
Paid promotional	3,504,165	3,068,826

Ending subscribers	20,190,964	18,772,758

Retail	(777,920)	(1,179,452)
OEM	2,174,020	935,114
Rental	22,106	13,240

Net additions	1,418,206	(231,098)

Self-pay	982,867	154,275
Paid promotional	435,339	(385,373)

Net additions	1,418,206	(231,098)

Daily weighted average number of subscribers	19,385,055	18,529,696

Average self-pay monthly churn (1)	1.9%	2.0%

Conversion rate (2)	46.2%	45.4%

See accompanying footnotes.

          Subscribers. The improvement was due to the 25% increase in gross subscriber additions, primarily resulting from increases in U.S. light vehicle sales, new vehicle penetration and returning activations.

          Average Self-pay Monthly Churn. The decrease was due to an improving economy, the success of retention and win-back programs and reductions in non-pay cancellation rates.

          Conversion Rate. The increase was primarily due to marketing to promotional period subscribers and an improving economy.

          Metrics.

          The following table contains our key operating metrics based on our unaudited adjusted results of operations for the years ended December 31, 2010 and 2009, respectively:

	Unaudited Adjusted

	For the Years Ended December 31,

(in thousands, except for per subscriber amounts)	2010	2009

ARPU (3)	$11.73	$10.95
SAC, per gross subscriber addition (4)	$59	$63
Customer service and billing expenses, per average subscriber (5)	$1.03	$1.05
Free cash flow (6)	$210,481	$185,319
Adjusted total revenue (8)	$2,838,898	$2,526,703
Adjusted EBITDA (7)	$626,288	$462,539

See accompanying footnotes.

          ARPU increased in the year ended December 31, 2010 primarily due to the full year impact of the U.S. Music Royalty Fee, which was introduced in the third quarter of 2009, increased revenues from the sale of “Best of” programming, decreases in discounts on multi-subscription and internet packages, and increased net advertising revenue, partially offset by an increase in the number of subscribers on promotional plans.

          SAC, Per Gross Subscriber Addition, decreased in the year ended December 31, 2010 primarily due to lower per radio subsidy rates for certain OEMs and growth in subscriber reactivations and royalties from radio manufacturers compared to the year ended December 31, 2009, partially offset by a 49% increase in OEM production with factory-installed satellite radios.

          Customer Service and Billing Expenses, Per Average Subscriber, decreased in the year ended December 31, 2010 primarily due to lower call center expenses as a result of moving calls to lower cost locations, partially offset by higher call volume.

          Free Cash Flow increased in the year ended December 31, 2010 principally as a result of improvements in net cash provided by operating activities, partially offset by increases in capital expenditures. Net cash provided by operating activities increased $79 million to $513 million for the year ended December 31, 2010 compared to the $434 million provided by operating activities for the year ended December 31, 2009. Capital expenditures for property and equipment for the year ended December 31, 2010 increased $63 million to $312 million compared to $249 million for the year ended

December 31, 2009. The increase in net cash provided by operating activities was primarily the result of growth in deferred revenue and changes in net assets. The increase in capital expenditures for the year ended December 31, 2010 was primarily the result of satellite construction and launch expenditures for our XM-5 and FM-6 satellites.

          Adjusted Total Revenue. Set forth below are our adjusted total revenue for the years ended December 31, 2010 and 2009, respectively. Our adjusted total revenue includes the recognition of deferred subscriber revenues acquired in the merger between SIRIUS and XM (the “Merger”) that are not recognized in our results under purchase price accounting and the elimination of the benefit in earnings from deferred revenue associated with our investment in XM Canada acquired in the Merger.

	Unaudited Adjusted

	For the Years Ended December 31,

(in thousands)	2010	2009

Revenue:
Subscriber revenue, including effects of rebates (GAAP)	$2,414,174	$2,287,503
Advertising revenue, net of agency fees (GAAP)	64,517	51,754
Equipment revenue (GAAP)	71,355	50,352
Other revenue (GAAP)	266,946	83,029

Total revenue (GAAP)	2,816,992	2,472,638
Purchase price accounting adjustments:
Subscriber revenue, including effects of rebates	14,655	46,814
Other revenue	7,251	7,251

Adjusted total revenue	$2,838,898	$2,526,703

For the year ended December 31, 2010, the increase in subscriber revenue was driven by the increase in subscribers and an increase in the sale of “Best of” programming and the decreases in discounts on multi-subscription and internet packages, partially offset by an increase in the number of subscribers on promotional plans. The increase in advertising revenue was driven by more effective sales efforts and improvements in the national market for advertising. The increase in equipment revenue was driven by royalties from a greater number of OEM installations. The increase in other revenue was driven by the U.S. Music Royalty Fee, which was introduced in the third quarter of 2009.

           Adjusted EBITDA. EBITDA is defined as net income (loss) before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. Adjusted EBITDA removes the impact of other income and expense, losses on extinguishment of debt as well as certain other charges, such as, goodwill impairment; restructuring, impairments and related costs; certain purchase price accounting adjustments and share-based payment expense.

	Unaudited Adjusted

	For the Years Ended December 31,

(in thousands)	2010	2009

Total revenue	$2,838,898	$2,526,703
Operating expenses:
Revenue share and royalties	543,377	486,990
Programming and content	353,213	370,470
Customer service and billing	239,754	232,405
Satellite and transmission	78,720	82,170
Cost of equipment	35,281	40,188
Subscriber acquisition costs	492,480	401,670
Sales and marketing	220,014	232,199
Engineering, design and development	40,042	36,152
General and administrative	209,729	181,920

Total operating expenses	2,212,610	2,064,164

Adjusted EBITDA	$626,288	$462,539

For the year ended December 31, 2010, the increase in Adjusted EBITDA was primarily due to an increase in revenue, partially offset by an increase in expenses included in adjusted EBITDA. The increase in expenses was primarily driven by higher subscriber acquisition costs related to the 25% increase in gross additions and higher revenue share and royalty expenses associated with growth in revenues subject to revenue sharing and royalty arrangements.

          The following table contains actual subscriber data for the three months ended December 31, 2010 and 2009, respectively:

	Unaudited

	For the Three Months Ended December 31,

	2010	2009

Beginning subscribers	19,862,175	18,515,730
Gross subscriber additions	2,075,418	1,882,950
Deactivated subscribers	(1,746,629)	(1,625,922)

Net additions	328,789	257,028

Ending subscribers	20,190,964	18,772,758

Retail	6,947,830	7,725,750
OEM	13,104,972	10,930,952
Rental	138,162	116,056

Ending subscribers	20,190,964	18,772,758

Self-pay	16,686,799	15,703,932
Paid promotional	3,504,165	3,068,826

Ending subscribers	20,190,964	18,772,758

Retail	(140,732)	(200,154)
OEM	474,509	442,422
Rental	(4,988)	14,760

Net additions	328,789	257,028

Self-pay	350,980	247,182
Paid promotional	(22,191)	9,846

Net additions	328,789	257,028

Daily weighted average number of subscribers	19,990,447	18,576,151

Average self-pay monthly churn (1)	1.9%	2.0%

Conversion rate (2)	45.1%	46.4%

See accompanying footnotes.

          Subscribers. The improvement was due to the 10% increase in gross subscriber additions, primarily resulting from increases in U.S. light vehicle sales, new vehicle penetration and returning activations.

          Average Self-pay Monthly Churn. The decrease was due to an improving economy, the success of retention and win-back programs and reductions in non-pay cancellation rates.

          Conversion Rate. The decrease was primarily the result of the mix of vehicles transitioning to self-pay.

          Metrics.

          The following table contains our key operating metrics based on our unaudited adjusted results of operations for the three months ended December 31, 2010 and 2009, respectively:

	Unaudited Adjusted

	For the Three Months Ended December 31,

(in thousands, except for per subscriber amounts)	2010	2009

ARPU (9)	$11.80	$11.58
SAC, per gross subscriber addition (10)	$58	$64
Customer service and billing expenses, per average subscriber (11)	$1.11	$1.06
Free cash flow (12)	$167,355	$149,547
Adjusted total revenue (14)	$740,239	$683,779
Adjusted EBITDA (13)	$144,493	$115,339

See accompanying footnotes.

          ARPU increased in the three months ended December 31, 2010 primarily due to increased revenue from the U.S. Music Royalty Fee, increased revenues from the sale of “Best of” programming, decreases in discounts on multi-subscription and internet packages, and increased net advertising revenue, partially offset by an increase in the number of subscribers on promotional plans.

          SAC, Per Gross Subscriber Addition, decreased in the three months ended December 31, 2010 primarily due to lower per radio subsidy rates for certain OEMs and growth in subscriber reactivations and royalties from radio manufacturers compared to the three months ended December 31, 2009, partially offset by a 16% increase in OEM production with factory-installed satellite radios.

          Customer Service and Billing Expenses, Per Average Subscriber, increased in the three months ended December 31, 2010 primarily due higher call volume, partially offset by lower call center expenses as a result of moving calls to lower cost locations.

          Free Cash Flow increased in the three months ended December 31, 2010 principally as a result of improvements in net cash provided by operating activities, partially offset by increases in capital expenditures. Net cash provided by operating activities increased $41 million to $222 million for the three months ended December 31, 2010 compared to the $181 million provided by operations for the three months ended December 31, 2009. Capital expenditures for property and equipment for the three months ended December 31, 2010 increased $23 million to $54 million compared to $31 million for the three months ended December 31, 2009. The increase in net cash provided by operating activities was primarily the result of growth in deferred revenue and changes in net assets. The increase in capital expenditures for the three months ended December 31, 2010 was primarily the result of satellite construction and launch expenditures for our XM-5 and FM-6 satellites.

          Adjusted Total Revenue. Set forth below are our adjusted total revenue for the three months ended December 31, 2010 and 2009, respectively.

	Unaudited Adjusted

	For the Three Months Ended December 31,

(in thousands)	2010	2009

Revenue:
Subscriber revenue, including effects of rebates (GAAP)	$620,916	$588,048
Advertising revenue, net of agency fees (GAAP)	18,221	14,467
Equipment revenue (GAAP)	20,730	19,008
Other revenue (GAAP)	76,032	54,650

Total revenue (GAAP)	735,899	676,173
Purchase price accounting adjustments:
Subscriber revenue, including effects of rebates	2,527	5,793
Other revenue	1,813	1,813

Adjusted total revenue	$740,239	$683,779

For the three months ended December 31, 2010, the increase in subscriber revenue was driven by the increase in subscribers as well as an increase in the sale of “Best of” programming and the decreases in discounts on multi-subscription and internet packages, partially offset by an increase in the number of subscribers on promotional plans. The increase in advertising revenue was driven by more effective sales efforts and improvements in the national market for advertising. The increase in equipment revenue was driven by royalties from increased OEM installations. The increase in other revenue was driven by the increase in revenue from the U.S. Music Royalty Fee.

          Adjusted EBITDA.

	Unaudited Adjusted

	For the Three Months Ended December 31,

(in thousands)	2010	2009

Total revenue	$740,239	$683,779
Operating expenses:
Revenue share and royalties	143,539	124,527
Programming and content	89,939	92,857
Customer service and billing	66,446	58,887
Satellite and transmission	20,075	25,094
Cost of equipment	13,095	12,200
Subscriber acquisition costs	127,879	127,588
Sales and marketing	60,782	80,161
Engineering, design and development	9,739	8,018
General and administrative	64,252	39,108

Total operating expenses	595,746	568,440

Adjusted EBITDA	$144,493	$115,339

For the three months ended December 31, 2010, the increase in Adjusted EBITDA was primarily due to an increase in revenue, partially offset by an increase in expenses included in adjusted EBITDA. The increase in expenses was primarily driven by higher general and administrative costs and higher revenue share and royalty expenses associated with growth in revenues subject to revenue sharing and royalty arrangements.

SIRIUS XM RADIO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Actual
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

(in thousands, except per share data)	2010	2009	2010	2009

	(Unaudited)	(Unaudited)
Revenue:
Subscriber revenue, including effects of rebates	$620,916	$588,048	$2,414,174	$2,287,503
Advertising revenue, net of agency fees	18,221	14,467	64,517	51,754
Equipment revenue	20,730	19,008	71,355	50,352
Other revenue	76,032	54,650	266,946	83,029

Total revenue	735,899	676,173	2,816,992	2,472,638
Operating expenses:
Cost of services:
Revenue share and royalties	114,843	100,355	435,410	397,210
Programming and content	77,318	77,297	305,914	308,121
Customer service and billing	66,441	58,887	241,680	234,456
Satellite and transmission	20,002	24,597	80,947	84,033
Cost of equipment	13,095	12,200	35,281	40,188
Subscriber acquisition costs	107,295	109,733	413,041	340,506
Sales and marketing	58,640	76,308	215,454	228,956
Engineering, design and development	10,181	8,056	45,390	41,031
General and administrative	70,036	44,601	240,970	227,554
Depreciation and amortization	66,747	77,826	273,691	309,450
Restructuring, impairments and related costs	59,730	2,640	63,800	32,807

Total operating expenses	664,328	592,500	2,351,578	2,244,312

Income from operations	71,571	83,673	465,414	228,326
Other income (expense):
Interest expense, net of amounts capitalized	(72,414)	(68,745)	(295,643)	(315,668)
Loss on extinguishment of debt and credit facilities, net	(85,426)	(3,879)	(120,120)	(267,646)
Interest and investment income (loss)	1,822	2,517	(5,375)	5,576
Other income	1,563	851	3,399	3,355

Total other expense	(154,455)	(69,256)	(417,739)	(574,383)

(Loss) income before income taxes	(82,884)	14,417	47,675	(346,057)
Income tax benefit (expense)	1,440	(2,637)	(4,620)	(5,981)

Net (loss) income	(81,444)	11,780	43,055	(352,038)
Preferred stock beneficial conversion feature	—	—	—	(186,188)

Net (loss) income attributable to common stockholders	$(81,444)	$11,780	$43,055	$(538,226)

Net (loss) income per common share:
Basic	$(0.02)	$0.00	$0.01	$(0.15)

Diluted	$(0.02)	$0.00	$0.01	$(0.15)

Weighted average common shares outstanding:
Basic	3,725,500	3,642,475	3,693,259	3,585,864

Diluted	3,725,500	6,264,259	6,391,071	3,585,864

SIRIUS XM RADIO INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2010	2009

(in thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$586,691	$383,489
Accounts receivable, net	121,658	113,580
Receivables from distributors	67,576	48,738
Inventory, net	21,918	16,193
Prepaid expenses	134,994	100,273
Related party current assets	6,719	106,247
Deferred tax asset	44,787	72,640
Other current assets	7,432	18,620

Total current assets	991,775	859,780
Property and equipment, net	1,761,274	1,711,003
Long-term restricted investments	3,396	3,400
Deferred financing fees, net	54,135	66,407
Intangible assets, net	2,629,200	2,695,115
Goodwill	1,834,856	1,834,856
Related party long-term assets	30,162	111,767
Other long-term assets	78,288	39,878

Total assets	$7,383,086	$7,322,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$593,174	$543,686
Accrued interest	72,453	74,566
Current portion of deferred revenue	1,201,346	1,083,430
Current portion of deferred credit on executory contracts	271,076	252,831
Current maturities of long-term debt	195,815	13,882
Related party current liabilities	15,845	108,246

Total current liabilities	2,349,709	2,076,641
Deferred revenue	273,973	255,149
Deferred credit on executory contracts	508,012	784,078
Long-term debt	2,695,856	2,799,702
Long-term related party debt	325,907	263,579
Deferred tax liability	914,637	940,182
Related party long-term liabilities	24,517	46,301
Other long-term liabilities	82,839	61,052

Total liabilities	7,175,450	7,226,684

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001; 50,000,000 authorized at December 31, 2010 and 2009:
Series A convertible preferred stock (liquidation preference of $0 at December 31, 2010 and $51,370 at December 31, 2009); no shares issued and outstanding at December 31, 2010 and 24,808,959 shares issued and outstanding at December 31, 2009	—	25
Convertible perpetual preferred stock, series B (liquidation preference of $13 at December 31, 2010 and 2009); 12,500,000 shares issued and outstanding at December 31, 2010 and 2009	13	13
Convertible preferred stock, series C junior; no shares issued and outstanding at December 31, 2010 and 2009, respectively	—	—
Common stock, par value $0.001; 9,000,000,000 shares authorized at December 31, 2010 and 2009; 3,933,195,112 and 3,882,659,087 shares issued and outstanding at December 31, 2010 and 2009, respectively	3,933	3,882
Accumulated other comprehensive loss, net of tax	(5,861)	(6,581)
Additional paid-in capital	10,420,604	10,352,291
Accumulated deficit	(10,211,053)	(10,254,108)

Total stockholders’ equity	207,636	95,522

Total liabilities and stockholders’ equity	$7,383,086	$7,322,206

SIRIUS XM RADIO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

(in thousands)	2010	2009

Cash flows from operating activities:
Net income (loss)	$43,055	$(352,038)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	273,691	309,450
Non-cash interest expense, net of amortization of premium	42,841	43,066
Provision for doubtful accounts	32,379	30,602
Restructuring, impairments and related costs	66,731	26,964
Amortization of deferred income related to equity method investment	(2,776)	(2,776)
Loss on extinguishment of debt and credit facilities, net	120,120	267,646
Loss on investments, net	11,722	13,664
Loss on disposal of assets	1,017	—
Share-based payment expense	60,437	73,981
Deferred income taxes	2,308	5,981
Other non-cash purchase price adjustments	(250,727)	(202,054)
Changes in operating assets and liabilities:
Accounts receivable	(39,236)	(42,158)
Receivables from distributors	(11,023)	(2,788)
Inventory	(5,725)	8,269
Related party assets	(9,803)	15,305
Prepaid expenses and other current assets	75,374	10,027
Other long-term assets	17,671	86,674
Accounts payable and accrued expenses	5,420	(46,645)
Accrued interest	(884)	2,429
Deferred revenue	133,444	93,578
Related party liabilities	(53,413)	50,172
Other long-term liabilities	272	44,481

Net cash provided by operating activities	512,895	433,830

Cash flows from investing activities:
Additions to property and equipment	(311,868)	(248,511)
Sale of restricted and other investments	9,454	—

Net cash used in investing activities	(302,414)	(248,511)

Cash flows from financing activities:
Proceeds from exercise of warrants and stock options	10,839	—
Preferred stock issuance, net of costs	—	(3,712)
Long-term borrowings, net of costs	1,274,707	582,612
Related party long-term borrowings, net of costs	196,118	362,593
Payment of premiums on redemption of debt	(84,326)	(17,075)
Repayment of long-term borrowings	(1,262,396)	(755,447)
Repayment of related party long-term borrowings	(142,221)	(351,247)

Net cash used in financing activities	(7,279)	(182,276)

Net increase in cash and cash equivalents	203,202	3,043
Cash and cash equivalents at beginning of period	383,489	380,446

Cash and cash equivalents at end of period	$586,691	$383,489

Footnotes

          Average self-pay monthly churn; conversion rate; ARPU; SAC, per gross subscriber addition; customer service and billing expenses, per average subscriber; adjusted revenue; adjusted EBITDA and free cash flow are not measures of financial performance under GAAP. We believe these operational and Non-GAAP financial performance measures provide meaningful supplemental information regarding our operating performance and are used by us for budgetary and planning purposes; when publicly providing our business outlook; as a means to evaluate period-to-period comparisons; and to compare our performance to that of our competitors. We believe that investors also use our current and projected metrics to monitor the performance of our business and to make investment decisions.

          These operational and Non-GAAP financial performance measures are used in addition to and in conjunction with results presented in accordance with GAAP. These Non-GAAP financial performance measures may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

(1)

Average self-pay monthly churn represents the monthly average of self-pay deactivations for the quarter divided by the average number of self-pay subscribers for the quarter. Average self-pay churn for the year is the average of the quarterly average self-pay churn.

(2)

We measure the percentage of owners and lessees of new vehicles that receive our service and convert to become self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate.” At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. We measure conversion rate three months after the period in which the trial service ends.

(3)

ARPU is derived from total earned subscriber revenue, net advertising revenue and other subscription-related revenue, net of purchase price accounting adjustments, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee, which was initially charged to subscribers in the third quarter of 2009. Purchase price accounting adjustments include the recognition of deferred subscriber revenues not recognized in purchase price accounting associated with the Merger. ARPU is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Years Ended December 31,

	2010	2009

Subscriber revenue (GAAP)	$2,414,174	$2,287,503
Net advertising revenue (GAAP)	64,517	51,754
Other subscription-related revenue (GAAP)	234,148	48,679
Purchase price accounting adjustments	14,655	46,814

	$2,727,494	$2,434,750

Daily weighted average number of subscribers	19,385,055	18,529,696

ARPU	$11.73	$10.95

(4)

Subscriber acquisition cost, per gross subscriber addition (or SAC, per gross subscriber addition) is derived from subscriber acquisition costs and margins from the direct sale of radios and accessories, excluding share-based payment expense and purchase price accounting adjustments, divided by the number of gross subscriber additions for the period. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit of amortization of deferred credits on executory contracts recognized at the Merger date attributable to an OEM. SAC, per gross subscriber addition, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Years Ended December 31,

	2010	2009

Subscriber acquisition costs (GAAP)	$413,041	$340,506
Less: margin from direct sales of radios and accessories (GAAP)	(36,074)	(10,164)
Add: purchase price accounting adjustments	79,439	61,164

	$456,406	$391,506

Gross subscriber additions	7,768,827	6,208,482

SAC, per gross subscriber addition	$59	$63

(5)

Customer service and billing expenses, per average subscriber, is derived from total customer service and billing expenses, excluding share-based payment expense and purchase price accounting adjustments associated with the Merger, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful given the significant variation in expense that can result from changes in the fair market value of our common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit associated with incremental share-based payment arrangements recognized at the Merger date. Customer service and billing expenses, per average subscriber, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Years Ended December 31,

	2010	2009

Customer service and billing expenses (GAAP)	$241,680	$234,456
Less: share-based payment expense, net of purchase price accounting adjustments (GAAP)	(2,207)	(2,504)
Add: purchase price accounting adjustments	281	453

	$239,754	$232,405

Daily weighted average number of subscribers	19,385,055	18,529,696

Customer service and billing expenses, per average subscriber	$1.03	$1.05

(6)	Free cash flow is calculated as follows (in thousands):

	Unaudited

	For the Years Ended December 31,

	2010	2009

Net cash provided by operating activities	$512,895	$433,830
Additions to property and equipment	(311,868)	(248,511)
Restricted and other investment activity	9,454	—

Free cash flow	$210,481	$185,319

(7)

EBITDA is defined as net income (loss) before interest and investment income (loss); interest expense, net of amounts capitalized; taxes expense and depreciation and amortization. We adjust EBITDA to remove the impact of other income and expense, loss on extinguishment of debt as well as certain other charges discussed below. This measure is one of the primary Non-GAAP financial measures on which we (i) evaluate the performance of our businesses, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial performance measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the Merger, (ii) goodwill impairment, (iii) restructuring, impairments, and related costs, (iv) depreciation and amortization and (v) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our physical plant, capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our results and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use current and projected adjusted EBITDA to estimate our current and prospective enterprise value and to make investment decisions. Because we fund and build-out our satellite radio system through the periodic raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We believe the exclusion of restructuring, impairments and related costs is useful given the nature of these expenses. We also believe the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair market value of our common stock.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses, including share-based payment expense and certain purchase price accounting for the Merger. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income (loss) as disclosed in our consolidated statements of operations. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income (loss) to the adjusted EBITDA is calculated as follows (in thousands):

	Unaudited

	For the Years Ended December 31,

	2010	2009

Net income (loss) (GAAP):	$43,055	$(352,038)
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	21,906	54,065
Operating expenses	(261,832)	(240,891)
Share-based payment expense, net of purchase price accounting adjustments (GAAP)	63,309	78,782
Depreciation and amortization (GAAP)	273,691	309,450
Restructuring, impairments and related costs (GAAP)	63,800	32,807
Interest expense, net of amounts capitalized (GAAP)	295,643	315,668
Loss on extinguishment of debt and credit facilities, net (GAAP)	120,120	267,646
Interest and investment loss (income) (GAAP)	5,375	(5,576)
Other (income) (GAAP)	(3,399)	(3,355)
Income tax expense (GAAP)	4,620	5,981

Adjusted EBITDA	$626,288	$462,539

(8)	The following tables reconcile our actual revenues and operating expenses to our adjusted revenues and operating expenses:

	Unaudited For the Year Ended December 31, 2010

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue, including effects of rebates	$2,414,174	$14,655	$—	$2,428,829
Advertising revenue, net of agency fees	64,517	—	—	64,517
Equipment revenue	71,355	—	—	71,355
Other revenue	266,946	7,251	—	274,197

Total revenue	$2,816,992	$21,906	$—	$2,838,898

Operating expenses
Cost of services:
Revenue share and royalties	435,410	107,967	—	543,377
Programming and content	305,914	57,566	(10,267)	353,213
Customer service and billing	241,680	281	(2,207)	239,754
Satellite and transmission	80,947	1,170	(3,397)	78,720
Cost of equipment	35,281	—	—	35,281
Subscriber acquisition costs	413,041	79,439	—	492,480
Sales and marketing	215,454	13,983	(9,423)	220,014
Engineering, design and development	45,390	520	(5,868)	40,042
General and administrative	240,970	906	(32,147)	209,729
Depreciation and amortization (a)	273,691	—	—	273,691
Restructuring, impairments and related costs	63,800	—	—	63,800
Share-based payment expense (b)	—	—	63,309	63,309

Total operating expenses	$2,351,578	$261,832	$—	$2,613,410

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the year ended December 31, 2010 was $68,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$9,817	$450	$—	$10,267
Customer service and billing	1,926	281	—	2,207
Satellite and transmission	3,109	288	—	3,397
Sales and marketing	8,996	427	—	9,423
Engineering, design and development	5,348	520	—	5,868
General and administrative	31,241	906	—	32,147

Total share-based payment expense	$60,437	$2,872	$—	$63,309

	Unaudited For the Year Ended December 31, 2009

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue, including effects of rebates	$2,287,503	$46,814	$—	$2,334,317
Advertising revenue, net of agency fees	51,754	—	—	51,754
Equipment revenue	50,352	—	—	50,352
Other revenue	83,029	7,251	—	90,280

Total revenue	$2,472,638	$54,065	$—	$2,526,703

Operating expenses
Cost of services:
Revenue share and royalties	397,210	89,780	—	486,990
Programming and content	308,121	72,069	(9,720)	370,470
Customer service and billing	234,456	453	(2,504)	232,405
Satellite and transmission	84,033	1,339	(3,202)	82,170
Cost of equipment	40,188	—	—	40,188
Subscriber acquisition costs	340,506	61,164	—	401,670
Sales and marketing	228,956	13,507	(10,264)	232,199
Engineering, design and development	41,031	977	(5,856)	36,152
General and administrative	227,554	1,602	(47,236)	181,920
Depreciation and amortization (a)	309,450	—	—	309,450
Restructuring, impairments and related costs	32,807	—	—	32,807
Share-based payment expense (b)	—	—	78,782	78,782

Total operating expenses	$2,244,312	$240,891	$—	$2,485,203

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the year ended December 31, 2009 was $106,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$9,064	$656	$—	$9,720
Customer service and billing	2,051	453	—	2,504
Satellite and transmission	2,745	457	—	3,202
Sales and marketing	9,608	656	—	10,264
Engineering, design and development	4,879	977	—	5,856
General and administrative	45,634	1,602	—	47,236

Total share-based payment expense	$73,981	$4,801	$—	$78,782

(9)	ARPU is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended December 31,

	2010	2009

Subscriber revenue (GAAP)	$620,916	$588,048
Net advertising revenue (GAAP)	18,221	14,467
Other subscription-related revenue (GAAP)	65,953	36,828
Purchase price accounting adjustments	2,527	5,793

	$707,617	$645,136

Daily weighted average number of subscribers	19,990,447	18,576,151

ARPU	$11.80	$11.58

(10)	SAC, per gross subscriber addition, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended December 31,

	2010	2009

Subscriber acquisition costs (GAAP)	$107,295	$109,733
Less: margin from direct sales of radios and accessories (GAAP)	(7,635)	(6,808)
Add: purchase price accounting adjustments	20,584	17,855

	$120,244	$120,780

Gross subscriber additions	2,075,418	1,882,950

SAC, per gross subscriber addition	$58	$64

(11)	Customer service and billing expenses, per average subscriber, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended December 31,

	2010	2009

Customer service and billing expenses (GAAP)	$66,441	$58,887
Less: share-based payment expense, net of purchase price accounting adjustments (GAAP)	(50)	(94)
Add: purchase price accounting adjustments	55	94

	$66,446	$58,887

Daily weighted average number of subscribers	19,990,447	18,576,151

Customer service and billing expenses, per average subscriber	$1.11	$1.06

(12)	Free cash flow is calculated as follows (in thousands):

	Unaudited

	For the Three Months Ended December 31,

	2010	2009

Net cash provided by operating activities	$221,849	$180,723
Additions to property and equipment	(54,494)	(31,176)

Free cash flow	$167,355	$149,547

(13)	The reconciliation of net income (loss) to the adjusted EBITDA is calculated as follows (in thousands):

	Unaudited

	For the Three Months Ended December 31,

	2010	2009

Net (loss) income (GAAP):	$(81,444)	$11,780
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	4,340	7,606
Operating expenses	(67,928)	(63,886)
Share-based payment expense, net of purchase price accounting adjustments (GAAP)	10,033	7,480
Depreciation and amortization (GAAP)	66,747	77,826
Restructuring, impairments and related costs (GAAP)	59,730	2,640
Interest expense, net of amounts capitalized (GAAP)	72,414	68,745
Loss on extinguishment of debt and credit facilities, net (GAAP)	85,426	3,879
Interest and investment (income) (GAAP)	(1,822)	(2,517)
Other (income) (GAAP)	(1,563)	(851)
Income tax (benefit) expense (GAAP)	(1,440)	2,637

Adjusted EBITDA	$144,493	$115,339

(14)	The following tables reconcile our actual revenues and operating expenses to our adjusted revenues and operating expenses:

	Unaudited For the Three Months Ended December 31, 2010

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue, including effects of rebates	$620,916	$2,527	$—	$623,443
Advertising revenue, net of agency fees	18,221	—	—	18,221
Equipment revenue	20,730	—	—	20,730
Other revenue	76,032	1,813	—	77,845

Total revenue	$735,899	$4,340	$—	$740,239

Operating expenses
Cost of services:
Revenue share and royalties	114,843	28,696	—	143,539
Programming and content	77,318	14,762	(2,141)	89,939
Customer service and billing	66,441	55	(50)	66,446
Satellite and transmission	20,002	273	(200)	20,075
Cost of equipment	13,095	—	—	13,095
Subscriber acquisition costs	107,295	20,584	—	127,879
Sales and marketing	58,640	3,290	(1,148)	60,782
Engineering, design and development	10,181	93	(535)	9,739
General and administrative	70,036	175	(5,959)	64,252
Depreciation and amortization (a)	66,747	—	—	66,747
Restructuring, impairments and related costs	59,730	—	—	59,730
Share-based payment expense (b)	—	—	10,033	10,033

Total operating expenses	$664,328	$67,928	$—	$732,256

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended December 31, 2010 was $16,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$2,059	$82	$—	$2,141
Customer service and billing	(5)	55	—	50
Satellite and transmission	148	52	—	200
Sales and marketing	1,066	82	—	1,148
Engineering, design and development	442	93	—	535
General and administrative	5,784	175	—	5,959

Total share-based payment expense	$9,494	$539	$—	$10,033

	Unaudited For the Three Months Ended December 31, 2009

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue, including effects of rebates	$588,048	$5,793	$—	$593,841
Advertising revenue, net of agency fees	14,467	—	—	14,467
Equipment revenue	19,008	—	—	19,008
Other revenue	54,650	1,813	—	56,463

Total revenue	$676,173	$7,606	$—	$683,779

Operating expenses
Cost of services:
Revenue share and royalties	100,355	24,172	—	124,527
Programming and content	77,297	17,361	(1,801)	92,857
Customer service and billing	58,887	94	(94)	58,887
Satellite and transmission	24,597	327	170	25,094
Cost of equipment	12,200	—	—	12,200
Subscriber acquisition costs	109,733	17,855	—	127,588
Sales and marketing	76,308	3,522	331	80,161
Engineering, design and development	8,056	205	(243)	8,018
General and administrative	44,601	350	(5,843)	39,108
Depreciation and amortization (a)	77,826	—	—	77,826
Restructuring, impairments and related costs	2,640	—	—	2,640
Share-based payment expense (b)	—	—	7,480	7,480

Total operating expenses	$592,500	$63,886	$—	$656,386

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended December 31, 2009 was $20,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$1,646	$155	$—	$1,801
Customer service and billing	—	94	—	94
Satellite and transmission	(276)	106	—	(170)
Sales and marketing	(474)	143	—	(331)
Engineering, design and development	38	205	—	243
General and administrative	5,493	350	—	5,843

Total share-based payment expense	$6,427	$1,053	$—	$7,480

###

About Sirius XM Radio

Sirius XM Radio is America’s satellite radio company. SiriusXM broadcasts more than 135 channels of commercial-free music, and premier sports, news, talk, entertainment, traffic, weather, and data services to more than 20 million subscribers in cars, trucks, boats and aircraft, and through a wide range of mobile devices.

SiriusXM offers an array of content from some of the biggest names in entertainment, as well as from professional sports leagues, major colleges, and national news and talk providers. SiriusXM programming is also available at siriusxm.com, and on Apple iPhone and iPod touch, BlackBerry and Android-powered mobile devices using the SiriusXM Premium Online App.

SiriusXM has arrangements with every major automaker and its radio products are available at shop.siriusxm.com as well as retail locations nationwide.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: our dependence upon automakers and other third parties, our substantial indebtedness; the useful life of our satellites; and our competitive position versus other forms of audio and video entertainment. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the period ending September 30, 2010, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

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E - SIRI

Contact Information for Investors and Financial Media:

Investors:

William Prip
212 584 5289
william.prip@siriusxm.com

Hooper Stevens
212 901 6718
hooper.stevens@siriusxm.com

Media:

Patrick Reilly
212 901 6646
patrick.reilly@siriusxm.com